SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                  ------------


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                            Specialty Catalog Corp.
                            -----------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)



                                  84748Q-10-3
                                 --------------
                                 (CUSIP Number)












                               Page 1 of 16 Pages

                                                                    SCHEDULE 13G
CUSIP No. 84748Q-10-3                                         Page 2 of 16 Pages
-------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DICKSTEIN & CO., L.P.                                    13-3321472
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY
--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       853,153
         BENEFICIALL           -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         853,153
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         853,153 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                               |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         18.1%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

                                                                   SCHEDULE 13G

CUSIP No.  84748Q-10-3                                       Page 3 of 16 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN INTERNATIONAL LIMITED             98-0153909
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) |_|

                                                           (b) |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       358,655
         BENEFICIALLY           ------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         358,655
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         358,655 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                                                               |-|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.6%

12)      TYPE OF REPORTING PERSON*
                  CO
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 84748Q-10-3                                         Page 4 of 16 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN FOCUS FUND L.P.                   13-3746015
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       135,881
         BENEFICIALLY           ------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING              ------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         135,881
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         135,881 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                 [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.9%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 84748Q-10-3                                         Page 5 of 16 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN PARTNERS, L.P.                    13-3544838
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                 ------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       989,034
         BENEFICIALLY           ------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING              ------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         989,034
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         989,034 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                   |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         21.0%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  PN
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 84748Q-10-3                                         Page 6 of 16 Pages
-------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DICKSTEIN PARTNERS INC.                     13-3537972
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       1,347,689
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         1,347,689
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,347,689 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                               |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         28.7%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  CO
--------------------------------------------------------------------------------

                                                                    SCHEDULE 13G

CUSIP No. 84748Q-10-3                                         Page 7 of 16 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  MARK DICKSTEIN                                     ###-##-####
--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  |_|

                                                          (b)  |X| See Exhibit 2
--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      Not Applicable
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       1,347,689
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         Not Applicable
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         1,347,689

9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,347,689 shares of Common Stock, $.01 par value
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                 |_|
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         28.7%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

ITEM 1(A).   NAME OF ISSUER:

             Specialty Catalog Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             21 Bristol Drive, South Easton, Massachusetts  02375

ITEM 2(A).   NAME OF PERSON FILING:  (See Exhibit 2)

             Dickstein & Co., L.P. ("Dickstein & Co.")
             Dickstein International Limited ("Dickstein International") Dickstein Focus Fund L.P. ("Dickstein Focus")
             Dickstein Partners, L.P. ("DPLP")
             Dickstein Partners Inc. ("DPI")
             Mark Dickstein ("Dickstein")

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             Dickstein & Co., Dickstein Focus, DPLP, DPI and Dickstein:
             9 West 57th Street, Suite 4630, New York, NY 10019
             Dickstein International:  129 Front Street, Hamilton HM 12, Bermuda

ITEM 2(C).   CITIZENSHIP:

             Dickstein & Co., Dickstein Focus, DPLP and DPI: Delaware Dickstein International: British Virgin Islands
             Dickstein:  USA

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value

ITEM 2(E).   CUSIP NUMBER:

             84748Q-10-3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4.      OWNERSHIP.  (See Exhibit 2)

             Dickstein & Co.:

             (a)  Amount beneficially owned:  853,153 shares

     (b) percent of class: 18.1%*

     (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote Not applicable

     (ii) Shared power to vote or to direct the vote 853,153 shares

     (iii) Sole power to dispose or to direct the disposition of Not applicable

     (iv) Shared power to dispose or to direct the disposition of 853,153 shares


     Dickstein International:

     (a) Amount beneficially owned: 358,655 shares

     (b) percent of class: 7.6%

     (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote Not applicable

     (ii) Shared power to vote or to direct the vote 358,655 shares

     (iii) Sole power to dispose or to direct the disposition of Not applicable

     (iv) Shared power to dispose or to direct the disposition of 358,655 shares


     Dickstein Focus:

     (a) Amount beneficially owned: 135,881 shares

     (b) percent of class: 2.9%

     (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote Not applicable

     (ii) Shared power to vote or to direct the vote 135,881 shares

     (iii) Sole power to dispose or to direct the disposition of Not applicable

--------

* Based upon 4,701,666 shares of Common Stock outstanding as of November 12, 1996, as reported by the Issuer in its Form 10-Q for the quarter ended September 28, 1996.

     (iv) Shared power to dispose or to direct the disposition of 135,881 shares


     DPLP:

     (a) Amount beneficially owned: 989,034 shares

     (b) percent of class: 21.0%

     (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote Not applicable

     (ii) Shared power to vote or to direct the vote 989,034 shares

     (iii) Sole power to dispose or to direct the disposition of Not applicable

     (iv) Shared power to dispose or to direct the disposition of 939,034 shares


     DPI:

     (a) Amount beneficially owned: 1,347,689 shares

     (b) percent of class: 28.7%

     (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote Not applicable

     (ii) Shared power to vote or to direct the vote 1,347,689 shares

     (iii) Sole power to dispose or to direct the disposition of Not applicable

     (iv)  Shared  power to dispose or to direct the  disposition  of  1,347,689 shares


     Dickstein:

     (a) Amount beneficially owned: 1,347,689 shares

     (b) percent of class: 28.7%

     (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote Not applicable

     (ii) Shared power to vote or to direct the vote 1,347,689 shares

     (iii) Sole power to dispose or to direct the disposition of Not applicable

     (iv)  Shared  power to dispose or to direct the  disposition  of  1,347,689 shares


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             See Exhibit 1, Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934. See also
             Exhibit 2.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable

ITEM 10.     CERTIFICATION.

             Not applicable

                                    SIGNATURE


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Date: February 11, 1997

                    DICKSTEIN & CO., L.P.

                    By:   Alan S. Cooper, as Vice President of Dickstein
                    Partners Inc., the general partner of Dickstein Partners, L.P., the general partner of Dickstein & Co., L.P.

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper


                    DICKSTEIN INTERNATIONAL LIMITED

                    By:   Alan S. Cooper, as Vice President of Dickstein
                    Partners Inc., the agent of Dickstein International
                    Limited

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper


                    DICKSTEIN FOCUS FUND L.P.

                    By:   Alan S. Cooper, as Vice President of Dickstein
                    Partners Inc., the general partner of Dickstein Partners, L.P., the general partner of Dickstein Focus Fund L.P.

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper


                    DICKSTEIN PARTNERS, L.P.

                    By:   Alan S. Cooper, as Vice President of Dickstein
                    Partners Inc., the general partner of Dickstein Partners,
                    L.P.

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper

                    DICKSTEIN PARTNERS INC.

                    By:   Alan S. Cooper, as Vice President

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper


                    MARK DICKSTEIN

                    By:   Alan S. Cooper, as attorney-in-fact

                     /s/ Alan S. Cooper
                    -------------------------------------------
                    Name:  Alan S. Cooper

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING


               Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
agreement as of February 11, 1997.

                      DICKSTEIN & CO., L.P.

                      By:   Alan S. Cooper, as Vice President of Dickstein
                      Partners Inc., the general partner of Dickstein Partners, L.P., the general partner of Dickstein & Co., L.P.

                       /s/ Alan S. Cooper
                    -------------------------------------------
                      Name:  Alan S. Cooper


                      DICKSTEIN INTERNATIONAL LIMITED

                      By:   Alan S. Cooper, as Vice President of Dickstein
                      Partners Inc., the agent of Dickstein International
                      Limited

                       /s/ Alan S. Cooper
                    -------------------------------------------
                      Name:  Alan S. Cooper


                      DICKSTEIN FOCUS FUND L.P.

                      By:   Alan S. Cooper, as Vice President of Dickstein
                      Partners Inc., the general partner of Dickstein Partners, L.P., the general partner of Dickstein Focus Fund L.P.

                       /s/ Alan S. Cooper
                    -------------------------------------------
                      Name:  Alan S. Cooper

                     DICKSTEIN PARTNERS, L.P.

                     By:   Alan S. Cooper, as Vice President of Dickstein
                     Partners Inc., the general partner of Dickstein Partners, L.P.

                      /s/ Alan S. Cooper
                    -------------------------------------------
                     Name:  Alan S. Cooper


                     DICKSTEIN PARTNERS INC.

                     By:   Alan S. Cooper, as Vice President

                      /s/ Alan S. Cooper
                    -------------------------------------------
                     Name:  Alan S. Cooper


                     MARK DICKSTEIN

                     By:   Alan S. Cooper, as attorney-in-fact

                      /s/ Alan S. Cooper
                    -------------------------------------------
                     Name:  Alan S. Cooper

                                    EXHIBIT 2


               Dickstein is the President and sole  shareholder  and director of
DPI. DPI is the general partner of DPLP and advisor to Dickstein International. DPLP is the general partner of Dickstein & Co. and Dickstein Focus. Consequently, the Reporting Persons may be deemed to be members of a group. By reason of its position as general partner of Dickstein & Co. and Dickstein Focus, DPLP may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein Focus. By reason of its position as general partner of DPLP and advisor to Dickstein International, DPI may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co., Dickstein Focus and Dickstein International. By reason of his position as president and sole director of Dickstein Inc., Dickstein may be deemed to possess the power to vote and dispose of the shares of Common Stock beneficially owned by Dickstein & Co., Dickstein Focus and Dickstein International. Pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended, (i) Dickstein & Co. disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein International and Dickstein Focus, (ii) Dickstein Focus disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein International, (iii) Dickstein International disclaims beneficial ownership of all shares of Common Stock beneficially owned by Dickstein & Co. and Dickstein Focus, and (iv) each of DPLP, DPI and Dickstein disclaims beneficial ownership of the shares of Common Stock beneficially owned by Dickstein & Co., Dickstein Focus and Dickstein International, except to the extent of their actual economic interests.